Exhibit 99.1

COLIN GARNER APPOINTED SENIOR VICE PRESIDENT SALES OF NUTRACEA

PHOENIX, AZ, September 13, 2010 – NutraCea (NTRZ), a world leader in stabilized rice bran (SRB) nutrient research and technology, today announced the appointment of Colin Garner, as Senior Vice President of Sales.  A seasoned sales and marketing professional Garner brings 25 years of sales experience in the technical food ingredients markets in the U.S., Canada, Latin America, Europe, Asia and the Pacific Rim.  Garner is responsible for leading the Company’s global sales initiatives for its stabilized rice bran products.  He will report directly to W. John Short, Chairman and CEO of NutraCea.

Over the course of his career, Garner has held several senior level positions with a number of recognized food ingredient manufacturers and distribution companies, most recently with Premium Ingredients International where he was Director of Business Development/Sales.  Previous positions include Director of Global Business Development for Kerry Ingredients & Flavours and Vice President, Americas at Chaucer Foods Incorporated.  He has a proven track record developing and maintaining customer relationships at regional, national and international levels in various food and beverage sectors.

Commenting on Garner’s appointment, W. John Short, Chairman and CEO of NutraCea, said, “Colin is a welcome addition to our senior management team. The success that he has demonstrated in business development and his ‘hands-on’ expertise in direct sales and managing customer relationships will be a great asset as we continue to grow our company and develop new applications and markets for SRB and related products.”

Garner is replacing Kody Newland, former Senior Vice President of Sales, who is leaving to pursue other interests.  Mr. Short, commented, “We want to thank Kody for his efforts on NutraCea’s behalf over the past four years and wish him great success in his future endeavors.”

Forward Looking Statement

This release contains forward-looking statements. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic report.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com